Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Craig J. Propst, CFO
Hebron, KY 41048	and Treasurer
859-586-0600	859-586-0600 x 1838

Pomeroy IT Solutions, Inc. Reports Second Quarter 2009 Results

Second Quarter Financial Highlights

•	Net earnings of $0.3 million in the second quarter of 2009, down 78% year-over-year (YOY) but up from a $(0.6) million loss in the first quarter of 2009

•
Basic and diluted earnings per share of $0.03 per share compared to $0.12 per share in second quarter of 2008. Excluding unusual charges, basic and diluted earnings per share was $0.17 per share compared to $0.19 per share in second quarter of 2008

•
Revenues of $100.8 million in the second quarter of 2009, down 35% YOY but up 13% compared to the first quarter of 2009. Core Services and Products revenue down 24% YOY.  Core Services and Products excludes the staffing business that Pomeroy opted not to renew with a major customer in the second quarter of 2008 due to unprofitable terms

•	Gross profit of $14.7 million, down 25% YOY but up 13% compared to the first quarter of 2009. Gross profit margin of 14.5% compared to 12.6% in second quarter of 2008 – up 190 basis points

•	Selling, General and Administrative Expenses (SG&A) of $13.7 million, down 18% YOY. Excluding unusual charges, SG&A was $12.3 million, down 22% YOY

•	Cash and investments of $39.2 million in the second quarter of 2009 versus $31.9 million in the fourth quarter of 2008

•	The Company achieved two significant new services account wins with an estimated multi-year contract value of $40 million

Hebron, KY – August 24, 2009 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) an information technology ("IT") solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services, today reported revenues  of $100.8 million for the second quarter of fiscal 2009, compared to $155.0 million for the second quarter of fiscal 2008. The reported second quarter 2009 net income of $0.3 million, or $0.03 per share compares to second quarter 2008 net income of $1.5 million, or $0.12 per share. The Company reported revenues of $190.3 million for the first six months of fiscal 2009, compared to $300.2 million for the first six months of fiscal 2008.  The reported net loss of $(0.3) million, or $(0.03) per share, for the first six months of fiscal 2009 compares to a reported net loss of $(2.7) million, or $(0.23) per share, for the first six months of fiscal 2008.

Chris Froman, President and CEO of Pomeroy IT Solutions, said “We continue to execute on our turnaround in spite of softness in the market.  In the second quarter our infrastructure services margins improved to 25.2%, up 410 basis points year over year, and our focus on reducing operating expenses led to our fifth consecutive quarter of positive EBITDA. As previously announced we are adding new jobs in support of significant new multi-year services contracts.  As technology spending resumes we will be well positioned for additional profit growth.”

CONSOLIDATED FINANCIAL RESULTS

Second Quarter 2009 versus Second Quarter 2008

Total Net Revenues:  Total net revenues decreased $54.2 million or 35.0% in the second quarter of fiscal 2009, compared to the second quarter of fiscal 2008. For the second quarters of fiscal 2009 and fiscal 2008, the net revenues were $100.8 million and $155.0 million, respectively.

Product revenues were $65.5 million in the second quarter of fiscal 2009, a decrease of $27.2 million or 29.3% from the second quarter of fiscal 2008. The decrease in revenue was primarily generated by a reduction in capital expenditures of large customers within the Financial, Health Care and Retail markets.  Many of these expenditures were previously approved in the current year budgets of our customers but were delayed due to ongoing economic uncertainty.

Service revenues were $35.3 million in the second quarter of fiscal 2009, a decrease of $27.0 million or 43.3% from the second quarter of fiscal 2008. The Company groups services sales into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

	(in millions)
	Quarter ended July 5,
Service Revenue	2009	2008
Technical Staffing	$7.3	$31.6
Infrastructure Services	28.0	30.7
Total Service Revenue	$35.3	$62.3

Technical Staffing revenue decreased $24.3 million, or 76.9%, in the second quarter of fiscal 2009. In June 2008, the Company elected not to renew a technical services contract with a major customer because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue for the full year in fiscal 2009. Technical Staffing revenue accounted for approximately 20.7% of total service revenues in the second quarter of fiscal 2009 compared to 50.7% in the second quarter of fiscal 2008.

Infrastructure Service revenues decreased $2.7 million, or 8.9%, in the second quarter of fiscal 2009, primarily due to a decline in short-term project engagements and a loss contract which was exited at the end of the second quarter of fiscal 2008.  Infrastructure Service revenues accounted for approximately 79.3% of total service revenues in the second quarter of fiscal 2009 compared to 49.3% in the second quarter of fiscal 2008.

Gross Profit:  Gross profit was $14.7 million in the second quarter of fiscal 2009, compared to $19.5 million in the second quarter of fiscal 2008. Gross profit margin, as a percentage of revenue, was 14.5% in the second quarter of fiscal 2009, compared to 12.6% in the second quarter of fiscal 2008.

Product gross profit was $6.3 million in the second quarter of fiscal 2009, compared to $9.4 million in the second quarter of fiscal 2008. Product gross profit margin as a percentage of product revenues decreased to 9.5% in the second quarter of fiscal 2009, compared to 10.2% in the second quarter of fiscal 2008 as a result of transactions at lower gross profit margins in order to retain or gain market share.

Service gross profit was $8.4 million in the second quarter of fiscal 2009, compared to $10.1 million in the second quarter of fiscal 2008.  Service gross profit margins were 23.8% in the second quarter of fiscal 2009, compared to 16.2% in the second quarter of fiscal 2008.

	(in millions)
	Quarter ended July 5,
Service Gross Profit	2009	2008
Technical Staffing	$1.4	$3.6
Infrastructure Services	7.0	6.5
Total Service Gross Profit	$8.4	$10.1

Gross profit from Technical Staffing Services was $1.4 million for the second quarter of fiscal 2009, compared to $3.6 million for the second quarter of fiscal 2008.  Gross profit margin increased to 18.7% in the second quarter of fiscal 2009 from 11.5% in the second quarter of fiscal 2008.  The decrease in gross profit dollars and increase in gross margin is primarily the result of the non-renewal of the technical services contract with a major customer in June 2008 which would have been unprofitable for the Company. We expect a decline in technical staffing gross profit of approximately $6.4 million for the full year in fiscal 2009.

Gross profit from Infrastructure Services was $7.0 million for the second quarter of fiscal 2009 compared to $6.5 million for the second quarter of fiscal 2008.  Gross profit margin increased to 25.2% in the second quarter of fiscal 2009 from 21.1% in the second quarter of fiscal 2008.  The increase in gross profit margin is the result of cost reductions in the second and third quarters of fiscal 2008 resulting in improved utilization and productivity of technical resources.

Operating Expenses:  Total operating expenses were $14.4 million in the second quarter of fiscal 2009, compared to $17.8 million in the second quarter of fiscal 2008, a decrease of $3.4 million or 19.4%. The decrease is primarily the result of the following:

•
Payroll and payroll related expenses decreased approximately $1.9 million in the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008 due to changes the company made in order to right-size the business as a result of the overall decline in revenues.

•	Selling expenses were reduced by $1.3 million in the second quarter of fiscal 2009 as a result of decreased revenues.
•	Depreciation expense decreased $0.5 million in the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008 due to a significant asset being fully depreciated.
•	The provision for bad debts decreased $0.3 million in the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008.

The decreases in operating expenses described above were partially offset by a $0.6 million increase in professional fees in the second quarter of fiscal 2009 associated with the proposed merger related activities.

Income from Operations:  Income from operations decreased $1.4 million, to $0.3 million in the second quarter of fiscal 2009 from $1.7 million in the second quarter of fiscal 2008. The decrease in income from operations is the result of the decrease in revenues and gross profit, offset by the decrease in operating expenses, as described above.

Other income (expense):  Net other income (expense) was income of $42 thousand in the second quarter of fiscal 2009 compared to expense of $0.2 million during the second quarter of fiscal 2008. The decrease in net other expense is primarily the result of a $0.1 million decrease in interest expense for outstanding borrowings under the Company’s credit facility during the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008. The decrease in interest expense resulted from the timing of payments of accounts payable and payroll, as well as a lower outstanding floor plan liability during the second quarter of fiscal 2009 as compared to the second quarter of fiscal 2008.

Income Taxes:  For the second quarters of fiscal 2009 and fiscal 2008, the Company had no income tax expense or benefit.  During the second quarters of fiscal 2009 and 2008, the Company decreased its tax valuation allowance by $0.1 million and $0.6 million, respectively, as a result of generating net income for these periods.

Net Income:  Net income was $0.3 million in the second quarter of fiscal 2009, compared to $1.5 million in the second quarter of fiscal 2008.  The decrease in net income is a result of the factors described above.

July 5, 2009 YTD versus July 5, 2008 YTD

Total Net Revenues:  Total net revenues decreased $109.9 million or 36.6% in the first six months of fiscal 2009, compared to the first six months of fiscal 2008. For the first six months of fiscal 2009 and fiscal 2008, the net revenues were $190.3 million and $300.2 million, respectively.

Product revenues were $118.6 million in the first six months of fiscal 2009, a decrease of $55.5 million or 31.9% from the first six months of fiscal 2008. The decrease in revenue was primarily generated by a reduction in capital expenditures of large customers within the Financial, Manufacturing, Health Care and Retail markets.  Many of these expenditures were previously approved in the current year budgets of our customers but were delayed due to ongoing economic uncertainty.

Service revenues were $71.6 million in the first six months of fiscal 2009, a decrease of $54.4 million or 43.2% from the first six months of fiscal 2008. The Company groups services sales into Technical Staffing and Infrastructure Services. Technical Staffing Services support clients’ project requirements, ensures regulatory and customer compliance requirements and fulfills interim and permanent staffing requirements of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, these services include desktop and mobile computing, server and network environments.

	(in millions)
	Six months ended July 5,
Service Revenue	2009	2008
Technical Staffing	$14.9	$64.1
Infrastructure Services	56.7	61.9
Total Service Revenue	$71.6	$126.0

Technical Staffing revenue decreased $49.2 million, or 76.8%, in the first six months of fiscal 2009. In June 2008, the Company elected not to renew a technical services contract with a major customer because the proposed terms would have been unprofitable for the Company. As a result of the loss of this business, we expect a decline of approximately $80 million in technical staffing revenue for the full year in fiscal 2009. Technical Staffing revenue accounted for approximately 20.8% of total service revenues in the first six months of fiscal 2009 compared to 50.8% in the first six months of fiscal 2008.

Infrastructure Service revenues decreased $5.2 million, or 8.5%, in the first six months of fiscal 2009, primarily due to a decline in short-term project engagements and a loss contract which was exited at the end of the second quarter of fiscal 2008.  Infrastructure Service revenues accounted for approximately 79.2% of total service revenues in the first six months of fiscal 2009 compared to 49.2% in the first six months of fiscal 2008.

Gross Profit:  Gross profit was $27.6 million in the first six months of fiscal 2009, compared to $35.2 million in the first six months of fiscal 2008. Gross profit margin, as a percentage of revenue, was 14.5% in the first six months of fiscal 2009, compared to 11.7% in the first six months of fiscal 2008.

Product gross profit was $11.8 million in the first six months of fiscal 2009, compared to $17.8 million in the first six months of fiscal 2008. Product gross profit margin as a percentage of product revenues decreased slightly to 9.9% in the first six months of fiscal 2009, compared to 10.2% in the first six months of fiscal 2008 as a result of transactions with lower gross profit margins in order to retain or gain market share primarily in the second quarter of fiscal 2009.

Service gross profit was $15.9 million in the first six months of fiscal 2009, compared to $17.4 million in the first six months of fiscal 2008.  Service gross profit margins were 22.1% in the first six months of fiscal 2009, compared to 13.8% in the first six months of fiscal 2008.

	(in millions)
	Six months ended July 5,
Service Gross Profit	2009	2008
Technical Staffing	$2.6	$6.2
Infrastructure Services	13.3	11.2
Total Service Gross Profit	$15.9	$17.4

Gross profit from Technical Staffing Services was $2.6 million for the first six months of fiscal 2009, compared to $6.2 million for the first six months of fiscal 2008.  Gross profit margin increased to 17.4% in the first six months of fiscal 2009 from 9.7% in the first six months of fiscal 2008.  The decrease in gross profit dollars and increase in gross margin is primarily the result of the non-renewal of the technical services contract with a major customer in June 2008 which would have been unprofitable for the Company. We expect a decline in technical staffing gross profit of approximately $6.4 million for the full year in fiscal 2009.

Gross profit from Infrastructure Services was $13.3 million for the first six months of fiscal 2009 compared to $11.2 million for the first six months of fiscal 2008.  Gross profit margin increased to 23.4% in the first six months of fiscal 2009 from 18.0% in the first six months of fiscal 2008.  The increase in gross profit margin is the result of engagements during the first quarter of fiscal 2008 that generated revenue of approximately $1.4 million at zero gross profit and cost reductions in the second and third quarters of fiscal 2008 resulting in improved utilization and productivity of the technical resources.

Operating Expenses:  Total operating expenses were $27.9 million in the first six months of fiscal 2009, compared to $37.5 million in the first six months of fiscal 2008, a decrease of $9.6 million or 25.6%. The decrease is primarily the result of the following:

•
In the first quarter of fiscal 2008, the Company recorded a $1.0 million charge to reserve against the collection of Technical Staffing Services revenues that were overbilled by subcontractors in 2005 and 2006. During the first quarter of fiscal 2009, the Company reversed $0.2 million of this charge after reevaluating the amounts overbilled.

•	Severance charges decreased $0.5 million in the first six months of fiscal 2009 compared to the first six months of fiscal 2008.
•	Depreciation expense decreased $1.1 million in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008 due to a significant asset being fully depreciated.
•	The provision for bad debts decreased $0.5 million in the first six months of fiscal 2009 compared to the first six months of fiscal 2008.
•	Selling expenses were reduced by $2.2 million in the first six months of fiscal 2009 as a result of decreased revenues.
•	During the first quarter of fiscal 2008, the Company recorded accruals for loss contracts of $0.3 million, as well as a $0.3 million start-up penalty for a new contract.
•
Payroll and payroll related expenses decreased approximately $4.8 million in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008 due to changes the Company made in order to right-size the business as a result of the overall decline in revenues.

The decreases in operating expenses described above were partially offset by a $0.4 million charge in the first quarter of fiscal 2009 associated with the Company’s leased aircraft and $0.6 million increase in professional fees in the second quarter of fiscal 2009 associated with the proposed merger related activities.

Loss from Operations:  Loss from operations decreased $2.0 million in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008, from a loss of $2.2 million in the first six months of fiscal 2008 to $0.2 in the first six months of fiscal 2009.  The decrease in loss from operations is the result of the decrease in operating expenses, offset by the decrease in revenues and gross profit, as described above.

Other income (expense):  Net other expense was $36 thousand in the first six months of fiscal 2009 compared to $0.5 million during the first six months of fiscal 2008. Although the Company has significant cash balances, the Company’s interest expense exceeds its interest income due primarily to outstanding balances under its floor plan and credit facilities at rates that exceed those rates earned on the Company’s cash and cash equivalents. The decrease in net other expense is primarily the result of a $0.3 million decrease in interest expense for outstanding borrowings under the Company’s credit facility during the first six months of fiscal 2009 compared to the first six months of fiscal 2008 resulting from the timing of payments of accounts payable and payroll, as well as a lower outstanding floor plan liability during the first six months of fiscal 2009 as compared to the first six months of fiscal 2008.

Income Taxes:  For the first six months of fiscal 2009 and fiscal 2008, the Company had no income tax expense or benefit.  During the first six months of fiscal 2009 and 2008, the Company increased its tax valuation allowance by $0.1 million and $0.9 million, respectively, due to uncertainty of the Company’s ability to utilize its deferred tax assets.

Net Loss:  Net loss was $0.3 million in the first six months of fiscal 2009, compared to $2.7 million in the first six months of fiscal 2008.  The decrease in net loss is a result of the factors described above.

Other Second Quarter Financial Information
o	Working Capital	$59.9	million
o	Cash Flow Used in Operating Activities	$10.8	million
o	Cash, Cash Equivalents and CD’s	$39.2	million
o	Capital Expenditures	$0.7	million
o	Outstanding Floor Plan Financing	$17.9	million
o	Book Value per Share (1)	$7.17

(1)	Calculation excludes unvested restricted share awards

Non-GAAP Measures

This press release includes reference to selling, general and administrative expenses excluding unusual charges and non-GAAP earnings per share, as well as a quote that Pomeroy had positive EBITDA in the second quarter of fiscal 2009. We believe that these measures provide meaningful indicators of our performance to both management and investors.

The reconciliation of the Company’s reported selling, general and administrative expenses to selling, general and administrative expenses excluding unusual charges, for the second quarters of fiscal 2009 and 2008 follows:

	(in millions)
	Quarter ended July 5, 2009	Quarter ended July 5, 2008
Selling, general and administrative expenses	$13.7	$16.6
Less: unusual professional fees (primarily litigation or merger-related)	(1.2)	(0.6)
Less: severance charges	(0.2)	(0.3)
Selling, general and administrative expenses excluding unusual charges	$12.3	$15.7

The reconciliation of the Company’s reported net income and earnings per share for the second quarters of 2009 and 2008, to non-GAAP net income and earnings per share, resulting from the non-GAAP adjustments described above, follows:

	(in millions, except per share data)
	Quarter ended July 5, 2009	Quarter ended July 5, 2008

Net income - GAAP	$0.3	$1.5
Non-GAAP adjustments to selling, general and administrative expenses described above	1.4	0.9
Net income - non-GAAP	$1.7	$2.4

Basic and diluted earnings per share - GAAP	$0.03	$0.12
Basic and diluted earnings per share - non-GAAP	$0.17	$0.19

Weighted average shares used in basic EPS calculation (in thousands)	9,760	12,343
Weighted average shares used in diluted EPS calculation (in thousands)	9,760	12,343

The reconciliation of the Company’s reported net income to EBITDA for the second quarter of fiscal 2009 is as follows:

(in millions)
Quarter ended July 5, 2009
Net income	$0.3
Add back: net interest expense	-
Add back: income tax expense	-
Add back: depreciation and amortization expense	0.7
EBITDA	$1.0

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the second quarter 2009 results, call 1-888-260-6133, using conference identification number 22489898 at 4:30 p.m. (ET) on Monday, August 24, 2009. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687 and referencing the conference identification number above.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services and the need to respond to pricing pressures; the nature and volume of products and services anticipated to be delivered; whether customers elect to exercise renewal options on multi-year service contracts; the mix of the products and services businesses; the type of services delivered; the Company’s ability to accurately project staffing needs; the ability to fully utilize personnel and increase the use of higher-margin service employees; the ability to manage costs and expenses; the ability to manage risks associated with customer projects; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to avoid non-profitable service contracts; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; the ability to attract and maintain key vendor relationships; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	July 5,	January 5,
	2009	2009
ASSETS

Current Assets:
Cash and cash equivalents	$38,065	$30,787
Certificates of deposit	1,159	1,142

Accounts receivable:
Trade, less allowance of $3,096 and $3,233, respectively	68,054	89,654
Vendor, less allowance of $318 and $293, respectively	1,875	1,299
Net investment in leases	34	74
Other	327	622
Total receivables	70,290	91,649

Inventories	8,809	7,890
Other	4,231	3,861
Total current assets	122,554	135,329

Equipment and leasehold improvements:
Furniture, fixtures and equipment	14,564	14,040
Leasehold Improvements	5,370	5,055
Total	19,934	19,095

Less accumulated depreciation	14,012	12,748
Net equipment and leasehold improvements	5,922	6,347

Intangible assets, net	620	752
Other assets	454	559
Total assets	$129,550	$142,987

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)
	July 5,	January 5,
	2009	2009
LIABILITIES AND EQUITY

Current Liabilities:
Floor plan financing	$17,899	$11,709
Accounts payable - trade	20,694	30,774
Deferred revenue	1,648	1,557
Employee compensation and benefits	7,072	7,081
Accrued facility closing cost and severance	339	1,149
Other current liabilities	15,045	23,772
Total current liabilities	62,697	76,042

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares, (13,724 and 13,693 shares issued, respectively)	143	142
Paid in capital	94,252	93,858
Accumulated other comprehensive income	4	13
Accumulated deficit	(4,156)	(3,889)
	90,243	90,124
Less treasury stock, at cost (4,402 and 4,340 shares, respectively)	23,390	23,179
Total equity	66,853	66,945
Total liabilities and equity	$129,550	$142,987

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	July 5,	July 5,
	2009	2008

Net revenues:
Product	$65,483	$92,678
Service	35,317	62,315
Total net revenues	100,800	154,993

Cost of revenues:
Product	59,232	83,243
Service	26,907	52,207
Total cost of revenues	86,139	135,450

Gross profit	14,661	19,543

Operating expenses:
Selling, general and administrative	13,708	16,630
Depreciation and amortization	671	1,218
Total operating expenses	14,379	17,848

Income from operations	282	1,695

Other income (expense):
Interest income	122	42
Interest expense	(111)	(247)
Other	31	-
Other income (expense), net	42	(205)

Income before income tax	324	1,490
Income tax expense	-	-
Net income	$324	$1,490

Weighted average shares outstanding:
Basic	9,760	12,343
Diluted	9,760	12,343

Earnings per common share:
Basic	$0.03	$0.12
Diluted	$0.03	$0.12

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)	Six Months Ended
	July 5,	July 5,
	2009	2008

Net revenues:
Product	$118,644	$174,155
Service	71,616	126,007
Total net revenues	190,260	300,162

Cost of revenues:
Product	106,876	156,314
Service	55,763	108,629
Total cost of revenues	162,639	264,943

Gross profit	27,621	35,219

Operating expenses:
Selling, general and administrative	26,479	35,026
Depreciation and amortization	1,374	2,434
Total operating expenses	27,853	37,460

Loss from operations	(232)	(2,241)

Other income (expense):
Interest income	208	127
Interest expense	(271)	(598)
Other	27	-
Other expense, net	(36)	(471)

Loss before income tax	(268)	(2,712)
Income tax expense	-	-
Net loss	$(268)	$(2,712)

Weighted average shares outstanding:
Basic	9,339	12,027
Diluted (1)	9,339	12,027

Earnings per common share:
Basic	$(0.03)	$(0.23)
Diluted (1)	$(0.03)	$(0.23)

(1) Diluted loss per common share for the six month periods ending July 5, 2009 and 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unvested restricted shares.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	Six Months Ended
	July 5, 2009	July 5, 2008
Cash Flows from (used in) Operating Activities:
Net loss	(268)	(2,712)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities:
Depreciation and amortization	1,397	2,499
Stock option, restricted stock compensation and employee purchase plan expense	311	1,237
Provision for doubtful accounts	67	600
Amortization of unearned income	-	(4)
Changes in working capital accounts:
Accounts receivable	21,252	4,678
Inventories	(919)	146
Other current assets	(370)	3,462
Net investment in leases	40	424
Accounts payable trade	(10,080)	(668)
Deferred revenue	91	(291)
Other, net	(9,430)	(2,398)
Net operating activities	2,091	6,973
Cash Flows used in Investing Activities:
Capital expenditures	(867)	(2,386)
Net investing activities	(867)	(2,386)
Cash Flows from (used in) Financing Activities:
Net increase (reduction) in floor plan financing	6,190	(6,631)
Purchase of treasury stock	(211)	(2,270)
Proceeds from issuance of common shares for employee stock purchase plan	84	172
Net financing activities	6,063	(8,729)
Effect of exchange rate changes on cash and cash equivalents	(9)	18
Increase (decrease) in cash and cash equivalents	7,278	(4,124)
Cash and cash equivalents:
Beginning of period	30,787	13,282
End of period	$38,065	$9,158